Exhibit 5

Miller Nash LLP
3400 U.S. Bancorp Tower
111 S.W. Fifth Avenue
Portland, Oregon 97204-3699
(503) 224-5858
(503) 224-0155 fax

August 9, 2006

Rentrak Corporation
One Airport Center
7700 N.E. Ambassador Place
Portland, Oregon 97220

Subject:	Registration Statement on Form S-8 Relating to the 2005 Stock Incentive Plan

Gentlemen:

        Reference is made to the Registration Statement on Form S-8 (“Registration Statement”) to be filed by Rentrak Corporation, an Oregon corporation (“Company”), with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), an aggregate of 1,000,000 shares of the Company’s Common Stock, par value $0.001 per share (“Common Stock”), to be issued under the Company’s 2005 Stock Incentive Plan (the “Plan”), together with options and other rights relating thereto.

        We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates of public officials, and other documents as we have deemed necessary or relevant as a basis for the opinion set forth herein.

        Based on the foregoing, it is our opinion that:

        1.        The Plan has been duly adopted and approved by all necessary corporate action.

        2.        When shares of Common Stock are issued and sold by the Company as provided in the Plan while the Registration Statement is effective, and the Company receives payment for such shares to the extent and in the manner required by the Plan, such shares will be legally issued, fully paid, and nonassessable.

        We consent to the use of this opinion in the Registration Statement and in any amendments thereof. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ MILLER NASH LLP